Exhibit 99.1

Noble Innovations Announces the Selection of Executive Advisory Board Member Michael (Mick) Fouts

Thursday August 21, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTCBB: NOBV - News) announced today that it has added Michael (Mick) Fouts, from Des Moines, Iowa, to its Executive Advisory Board. James A. Cole, President and Chairman of the Board, stated, “It is our goal to have an advisory board member for each of the major business disciplines: marketing, manufacturing, finance, and legal. It is essential to the fulfillment of our Company’s long-range business plan that the Advisory Board be comprised of high-caliber executives and professionals.” Cole continued by saying, “I am pleased to announce that Mick Fouts, President and Co-Founder of Qualified Plan Consultants, has accepted our invitation to be an Executive Advisory Board Member.”

Mr. Fouts brings 15 years of financial industry experience to the Advisory Board. Fouts, a Westmar College, Le Mars, Iowa, graduate with majors in Finance and Economics, started his own fee-based third-party retirement plan administrator and consulting firm, Qualified Plan Consultants, L.L.C. (QPC), in Des Moines, Iowa in 2003. With a growth rate of 25% per year on a seven-figure gross revenue, his firm quickly became one of the fastest growing companies of its kind in the Midwestern United States, currently providing services to over 750 employers. Prior to starting QPC, Fouts was Vice President of Qualified Pension Services, LLC, where he steadily improved revenue by increasing the client base by 100% per year.

James Cole commented, “Michael Fouts was chosen to help advise the Company on its business and management strategies because of his successes in building his own company. Not only will he help the Company as it secures the financing necessary to expand its business plan, but Mr. Fouts will be instrumental in helping the Company attract the top talent it needs to achieve each of the goals established in its business plan.”

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as “green-conscious.” Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole house, electric tankless water heater. The company has several fully functioning prototypes in testing and is preparing for its first production. For more information, see www.ViridianTankless.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.”

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual “green” products being identified and produced; Noble’s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble’s business plan, risks, and effects of legal and administrative proceedings and governmental regulations; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble’s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially form the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Noble Innovations, Inc., Phoenix
James A. Cole, 602-455-0507
Fax: 602-233-3434
jcole@noblecares.com